Exhibit 10.15

COMMUNITY TRUST BANCORP, INC.
2015 EXECUTIVE COMMITTEE
LONG-TERM INCENTIVECOMPENSATION PLAN

ARTICLE I

OBJECTIVES

Section 1.01
The 2015 Executive Committee Long-Term Incentive Compensation Plan is designed to reward members of the Executive Committee for Community Trust Bancorp, Inc.’s attainment of profitability on a long-term basis and is adopted to achieve the following objectives:

(a)	Increase the profitability and growth of Community Trust Bancorp, Inc. in a manner which is consistent with other goals of Community Trust Bancorp, Inc., its stockholders, and its employees;

(b)	Provide executive compensation which is competitive with other financial institutions;

(c)	Attract and retain personnel of outstanding ability and encourage excellence in the performance of individual responsibilities; and

(d)	Motivate and reward members of the Executive Committee for their contribution to the long-term success of Community Trust Bancorp, Inc.

ARTICLE II

DEFINITIONS

Section 2.01
As used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

(a)	“Annual Long-Term Incentive Plan” or “Plan” means the 2015 Executive Committee Long-Term Incentive Compensation Plan set forth in this document and all amendments thereto.

(b)	“Board” means the Board of Directors of Community Trust Bancorp, Inc.

(c)	“Change in Control” shall have the meaning specified in the Company’s 2006 Stock Ownership Incentive Plan.

(d)
“Cumulative Net Income” shall mean Community Trust Bancorp, Inc.’s cumulative net income for the three (3) years ending December 31, 2017, computed in accordance with generally accepted accounting principles, and giving effect to the accrual for payment of all incentive compensation.

(e)	“Company” means Community Trust Bancorp, Inc. and its subsidiaries.

(f)	“Compensation Committee” means the Compensation Committee of the Board.

(g)	“Disability” shall have the meaning specified in the Company’s 2006 Stock Ownership Incentive Plan.

(h)	“Effective Date” means January 1, 2015, the date on which the Plan becomes effective.

(i)	“Fiscal Year” means the accounting period adopted by the Company for federal income tax purposes.

(j)	“Participant” means each member of the Executive Committee as of January 1, 2015.

(k)	“Performance Goal” shall have the meaning set forth in Section 7.01 below.

(l)	“Performance Period” means the three (3) Fiscal Years beginning on January 1, 2015.

(m)	“Performance Unit” shall have the meaning specified in the Company’s 2006 Stock Ownership Incentive Plan, with each Performance Unit to have a potential value of $1.00.

(n)	“Retirement” shall have the meaning specified in the Company’s 2006 Stock Ownership Incentive Plan.

(o)	“Salary” or “Salaries” means the base salary in effect for each Participant as of the last pay period in December 2015.

ARTICLE III

ADMINISTRATION OF THE PLAN

Section 3.01
The Compensation Committee shall administer the Plan and employ such agents as may reasonably be required to administer the Plan.

Section 3.02
The Compensation Committee shall adopt such rules and regulations of general application as are beneficial for the administration of the Plan and shall make all discretionary decisions involving a Participant in the Plan. The Compensation Committee shall also have the right to interpret the Plan, consistently with the applicable provisions of the 2006 Stock Ownership Incentive Plan, to determine the Effective Date, and to approve Participants in the Plan.

Section 3.03
A majority of the Compensation Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which there is a quorum shall be valid acts. Acts reduced to and approved in writing by a majority of the Compensation Committee shall also be valid acts.

Section 3.04
All incentive compensation payable under the Plan shall be paid from the general assets of the Company. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured creditor of the Company.

Section 3.05
The Compensation Committee may authorize the Chairman of the Board, President and Chief Executive Officer of the Company to send a written notice of such Plan to each Participant, substantially in the form of Attachment A hereto, and to execute and deliver, on behalf of the Company, a Performance Unit Agreement granting Performance Units to the Participant consistent with the Plan. No person shall have rights under the Plan until receiving and executing a Performance Unit Agreement, also executed by the Company, substantially in the form of Attachment B hereto.

Section 3.06
All costs and expenses involved in the administration of the Plan shall be paid by the Company.

Section 3.07
Any determination or action of the Compensation Committee or the Board shall be final, conclusive and binding on all Participants and their beneficiaries, heirs, personal representatives, executors, and administrators.

Section 3.08
The Board of Directors, in its sole discretion, may amend, modify or terminate the Plan at any time. Notwithstanding the foregoing, after the ninetieth (90th) day of the year, the Performance Goals specified in Section 7.01 of this Plan may not be amended in a manner which would increase the amount of compensation payable pursuant to Performance Units over the amount which would have been payable under the Performance Goals previously established for such year.

ARTICLE IV

PARTICIPANT ELIGIBILITY

Section 4.01
The Participants in the Plan will be the members of the Executive Committee of the Company as of January 1, 2015.

Section 4.02
Voluntary or involuntary termination of full-time employment of a Participant prior to the expiration of the Performance Period will result in such Participant forfeiting any payment for Performance Units for the Performance Period, except as provided in Sections 4.03 and 4.04 below.

Section 4.03
In the case of termination of employment by reason of death or Disability of a Participant prior to the expiration of the Performance Period, any then outstanding Performance Units of such Participant shall be payable in an amount equal to the amount payable under the Performance Unit at the Target Cumulative Net Income level (as set forth in Section 7.01 below) multiplied by a percentage equal to the percentage that would have been earned under the terms of the Performance Unit Agreement assuming that the rate at which the Performance Goal set forth in Section 7.01 below has been achieved, as of the date of such termination of employment, would have continued until the end of the Performance Period.

In the case of termination of employment by reason of Retirement of a Participant prior to the expiration of the Performance Period, Participant’s Performance Units shall be payable on a pro rata basis at the end of the Performance Period, as provided in Section 5.01 below, in an amount equal to: (a) the amount to which the Participant would have been entitled with respect to the Participant’s Performance Units if the Participant’s employment had continued to the end of the Performance Period; multiplied by (b) a fraction, the numerator of which is the number of full months the Participant is employed by the Company during the Performance Period, and the denominator of which is 36 (the number of months in the Performance Period).

Section 4.04
Upon a Change in Control, any then outstanding Performance Units shall become fully vested and payable as soon as reasonably practicable, but no later than seventy-four (74) days following the Change in Control, in an amount which is equal to the greater of (a) the amount payable under the Performance Unit at the Target Cumulative Net Income level (as set forth in Section 7.01 below) multiplied by a percentage equal to the percentage that would have been earned under the terms of the Performance Unit Agreement assuming that the rate at which the Performance Goal has been achieved as of the date of such Change in Control would have been continued until the end of the Performance Period; or (b) the amount payable under the Performance Unit at the Target Cumulative Net Income level (as set forth in Section 7.01 below) multiplied by the percentage of the Performance Period completed by the Participant at the time of the Change in Control.

Section 4.05
New employees of the Company and persons promoted during the Performance Period who were not eligible to participate in the Plan at the beginning of the Performance Period, but have become members of the Executive Committee, shall participate in the Plan so long as such eligibility came into existence no later than six (6) months after the beginning of the Performance Period. If a person becomes eligible at a date later than six (6) months into the Performance Period, such person shall not be a Participant under the Plan.

ARTICLE V

PAYMENTS TO PARTICIPANTS

Section 5.01
The maximum payment that can be made pursuant to Performance Units granted to any one Participant in any calendar year is $250,000. Subject to this limitation and such terms and conditions as the Compensation Committee may impose, Performance Units shall be payable: (a) within seventy-four (74) days following the end of the Performance Period during which the Participant attained at least the minimum acceptable level of achievement under the Performance Goal; or (b) in the event of a Change in Control, as soon as reasonably practicable following the Change in Control, but no later than seventy-four (74) days following the Change in Control.

Section 5.02
A Participant may elect to defer payment of all or part of his or her compensation under the Performance Units so long as the Participant requests such deferred payment under the terms of the Company’s Voluntary Deferred Compensation Plan; provided, however that such election to defer payment is subject to, and shall be made in accordance with, U. S. Treas. Reg. 1.409A-2(b)(1).

ARTICLE VI

DETERMINATION OF TARGET AWARD FUND FOR PERFORMANCE UNITS

Section 6.01
The target award fund shall be generated by a percentage of the Salary of the CTBI Chief Executive Officer, the CTB Chief Executive Officer, and the other members of the Executive Committee, respectively. The target award fund shall be computed as shown in Table I below; however, the target award may be changed by the Compensation Committee of the Board of Directors at any time during the Performance Period at their discretion; provided, however, that the target award as a percentage of Salary may not be increased after the ninetieth (90th) day of the 2015 calendar year.

TABLE I

TARGET AWARD FUND

PARTICIPANTS	SALARIES	TARGET AWARD EXPRESSED AS A % OF SALARY	TARGET AWARD FUND
CTBI CEO	$	X 40%	$
CTB CEO	$	X 30%	$
All Other Members of the Executive Committee	$	X 20%	$
(aggregate salaries)*

*The aggregate Salaries may be increased to reflect the Salaries of any new members of the Executive Committee to the extent permitted under Section 4.05 above.

Section 6.02
The actual amount of payments under the Performance Units shall be calculated according to a schedule comparing Cumulative Net Income to the Performance Goals described in Section 7.01 below. When performance meets established Performance Goals, the award fund will be adjusted according to the table shown in Section 7.01 below.

Section 6.03
Subject to Sections 4.03 and 4.04 above, there shall be a minimum acceptable performance beneath which no amounts may be paid under the Performance Units (sometimes referred to as the “threshold”) and a maximum performance above which there is no additional amount paid to avoid excessive payout in the event of windfall profits. Such minimum and maximum may be amended when necessary at any time in the sole discretion of the Compensation Committee; provided, however, that the minimum may not be reduced and the maximum may not be increased after the ninetieth (90th) day of the 2015 calendar year.

ARTICLE VII

CALCULATION OF PERFORMANCE UNIT PAYMENTS

Section 7.01
The amount payable to the Participants under the Performance Units is determined based on Cumulative Net Income, as shown in Table II below:

TABLE II

2015 PERFORMANCE GOALS

CUMULATIVE NET INCOME	Award as a % of Target Award	Award as a % of CTBI CEO Salary	Award as a % of CTB CEO Salary	Award as a % of Salary of All Other Members of the Executive Committee
90% of Target Cumulative Net Income (Minimum)	25%	10.0%	7.50%	2.50%
93% of Target Cumulative Net Income	50%	20.0%	15.0%	10.0%
96% of Target Cumulative Net Income	75%	30.0%	22.5%	15.0%
Target Cumulative Net Income (Per Schedule 1)	100%	40.0%	30.0%	20.0%
103% of Target Cumulative Net Income	120%	48.0%	36.0%	24.0%
107% of Target Cumulative Net Income	135%	54.0%	40.5%	27.05%
110.0% of Target Cumulative Net Income (Maximum)	150%	60.0%	45.0%	30.0%

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01
The Compensation Committee may elect to remove unusual, extraordinary or non-recurring items from the calculation of Cumulative Net Income.

Section 8.02
Payments pursuant to the Performance Units shall be subject to recoupment by the Company to the extent required by applicable laws and regulations.

Section 8.03
The Company shall not merge into or consolidate with another entity or sell substantially all of its assets to another entity unless such other entity shall become obligated to perform the terms and conditions hereof relating to any amounts earned under Performance Units but not yet paid to the Participant.

SCHEDULE A
2015 Plan
CUMULATIVE NET INCOME TARGETS

CUMULATIVE NET INCOME TARGETS	% OF UNITS EARNED
$133 Million	25%
$138 Million	50%
$142 Million	75%
$148 Million	100%
$152 Million	120%
$158 Million	135%
$163 Million	150%